Exhibit 99.1

Management’s Discussion and Analysis of Financial Condition and Results of Operations for
Baxalta for EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2015

The following is management’s discussion and analysis of the financial condition of Baxalta for each of the three years in the period ended December 31, 2015. This commentary should be read in conjunction with the audited consolidated and combined financial statements and accompanying notes of Baxalta included in Exhibit 99.2 of the Current Report on Form 8-K filed by Shire on June 3, 2016.

Executive Summary

Financial Results Overview

				Percent Change
	Years ended December 31,
	2015	2014	2013	2015	2014
	(in millions)
Net sales	$6,148	$5,952	$5,555	3%	7%
Net income from continuing operations	$928	$1,186	$1,288	(22)%	(8)%

Baxalta’s global net sales totaled approximately $6.1 billion in 2015, an increase of 3% over 2014. Excluding the impact of foreign currency exchange rate fluctuations, net sales increased 11%. Sales in the United States totaled $3.3 billion in 2015, an increase of 10% over 2014, and international sales totaled $2.8 billion, a decrease of 4% over 2014. Excluding the impact of foreign currency exchange rate fluctuations, 2015 international net sales increased 13% over 2014. Baxalta experienced constant currency revenue growth of 7% and 15% in its hematology and immunology businesses, respectively, driven by strong global sales of ADVATE, FEIBA and immunoglobulin therapies. In addition, Baxalta launched its Oncology business in 2015 through the acquisition of ONCASPAR as further described below, recording Oncology net sales of $87 million during the year.

In 2014, Baxalta’s global net sales totaled approximately $6.0 billion and increased 7% compared to 2013 at actual foreign currency exchange rates (8% excluding foreign currency exchange rate fluctuations). Hemophilia sales increased 7% due to strong demand for ADVATE and the success of new products like RIXUBIS. Inhibitor Therapies grew 14% due to increased demand and the promotion of the prophylaxis indication for FEIBA. BioTherapeutics and Immunologbulin Therapies net sales increased 9% and 4%, respectively, reflecting increased sales of immunoglobulin therapies, including HYQVIA, and albumin products. Refer to the “Results of Operations” section below for further discussion regarding Baxalta’s sales.

Baxalta’s net income from continuing operations was $928 million in 2015 as compared to $1.2 billion in 2014, a decrease of 22%. While Baxalta drove sales growth across its businesses, net income from continuing operations was impacted by expenses related to special items such as charges related to the separation from Baxter and an increase in upfront and milestone payments to collaboration partners. Excluding the impact of special items, net income from continuing operations decreased 8% in 2015 compared to 2014 due to investments in the research and development (R&D) pipeline, incremental costs associated with operating as a standalone company and interest expense associated with the June 2015 debt issuance.

Net income from continuing operations in 2014 of $1.2 billion decreased 8% compared to $1.3 billion during 2013. The decrease was driven primarily by special items, including R&D charges of $217 million in 2014 for both upfront and milestone payments. Special items are further discussed in the “Results of Operations” section below. Excluding the impact of special items, net income from continuing operations increased 11% in 2014 as compared to 2013 due to sales growth, an improvement in gross margin percentage and increased income from equity method investments.

New Product Launches

During 2015, Baxalta’s new product revenues totaled nearly $300 million. Recent new products include:

•	ADYNOVATE: Within the Hemophilia product category, Baxalta launched ADYNOVATE in the United States in November 2015 following U.S. regulatory approval. ADYNOVATE is an extended half-life recombinant factor VIII treatment for hemophilia A, which offers a twice-weekly dosing schedule compared to the conventional 3-4 doses weekly.

•	HYQVIA: Within the Immunoglobulin Therapies product category, HYQVIA, a differentiated subcutaneous immunoglobulin treatment, received European regulatory approval in 2013 for treatment of adults with primary and secondary immunodeficiency syndromes, and U.S. regulatory approval in 2014 for the treatment of adults with primary immunodeficiency syndrome. HYQVIA was first launched in certain European markets in late 2013 and in the United States in late 2014.

•	OBIZUR: Within the Inhibitor Therapies product category, OBIZUR received regulatory approval in the United States and Canada in 2014 and 2015, respectively, for the treatment of patients with acquired hemophilia A. Baxalta recorded its first commercial sale of OBIZUR in the United States in late 2014. Regulatory approval in Europe for the treatment of adults with acquired hemophilia A was received in November 2015.

•	ONCASPAR: Baxalta began selling its first oncology product through the acquisition of ONCASPAR (pegaspargase) from Sigma-Tau Finanziaria S.p.A (Sigma-Tau) in July 2015. Refer to the discussion below for further information regarding the acquisition of the ONCASPAR business.

•	RIXUBIS: Within the Hemophilia product category, Baxalta received FDA approval for RIXUBIS for the treatment of adults in 2013 and for pediatric use in 2014. Baxalta has also received European approval of RIXUBIS for both adult and pediatric use. RIXUBIS is a recombinant based therapy for the treatment of hemophilia B. The product was introduced in the U.S. market in late 2013 and first launched in Europe in April 2015.

Baxalta has also launched or received regulatory approval in recent years for VONVENDI (as further discussed below), the prophylaxis indication for FEIBA, FLEXBUMIN 5% (part of the albumin product portfolio), BAXJECT III (a needleless reconstitution system for ADVATE allowing patients to prepare their treatment with fewer steps compared to the previous process) and myPKFit (a web-based individualized dosing device for prophylactic treatment of hemophilia A with ADVATE).

Research and Development and External Innovation

R&D expenses were $1.2 billion, or 19% of global net sales, during 2015. R&D expenses primarily relate to programs focused on rare diseases and areas of unmet medical need.

Baxalta’s overall R&D strategy included the continued pursuit of collaborations and partnerships with third parties that are developing new products and therapies. These collaborations generally involved Baxalta obtaining commercialization rights from third parties in exchange for an upfront payment upon execution of the agreement and potential future payments related to the achievement of development, regulatory approval or commercial milestones, as well as potential royalty payments on future sales.

Baxalta’s various collaborative arrangements include agreements with the following partners:

•	Symphogen for the development and commercialization of up to six immuno-oncology therapies currently in early-stage development.

•	Merrimack Pharmaceuticals, Inc. (Merrimack) for the development and commercialization of all potential indications of nal-IRI (MM-398), including pancreatic cancer, in most markets outside the United States.

•	Coherus Biosciences, Inc. (Coherus) for the development and commercialization of a biosimilar to ENBREL® (etanercept) in Europe, Canada, Brazil and other markets outside the United States, along with first refusal rights for other biosimilars under development.

•	Momenta Pharmaceuticals, Inc. (Momenta) for the development and commercialization of biosimilars.

Baxalta recorded R&D expenses associated with upfront and milestone payments to collaboration partners of $390 million, $217 million and $78 million during 2015, 2014 and 2013, respectively.

In July 2015, Baxalta entered into an agreement with SFJ Pharmaceuticals Group (SFJ) relating to adalimumab, a biosimilar being developed pursuant to the collaboration agreement with Momenta, whereby SFJ will fund up to $200 million of development costs related to adalimumab in exchange for payments in the event the product obtains regulatory approval in the United States or Europe.

Baxalta has also acquired several companies in recent years with R&D projects that align with Baxalta’s therapeutic areas of focus. In 2015, Baxalta acquired SuppreMol GmbH (SuppreMol) for consideration of $228 million, obtaining its early-stage research programs related to treatment options for autoimmune and allergic diseases. In 2014, Baxalta acquired Chatham Therapeutics, Inc. (Chatham) for consideration of $147 million, obtaining its gene therapy programs related to treatments of hemophilia.

Other Recent Events and Initiatives

ONCASPAR Business Acquisition

In July 2015, Baxalta acquired the ONCASPAR (pegaspargase) product portfolio from Sigma-Tau, a privately held biopharmaceutical company based in Italy, through the acquisition of 100% of the shares of a subsidiary of Sigma-Tau for $890 million. Through the acquisition, Baxalta gained the marketed biologic treatment ONCASPAR, the investigational biologic calaspargase pegol, and an established oncology infrastructure with clinical and sales resources. ONCASPAR is a first-line biologic used as part of a chemotherapy regimen to treat patients with acute lymphoblastic leukemia. It is currently marketed in the United States, Germany, Poland and certain other countries, and recently received EU approval. Baxalta’s results of operations discussed below include the results of the acquired business beginning with the closing of the transaction in July 2015.

Capacity Expansion Efforts

Baxalta has invested in several projects aimed at expanding capacity, including the following:

•	In 2015, Baxalta made progress in its construction of a state-of-the-art manufacturing facility in Covington, Georgia to support demand for plasma-derived therapies.

•	Baxalta’s new recombinant biologic manufacturing facility in Singapore received FDA approval for the production of ADVATE bulk drug substance in November 2015, having previously received European regulatory approval in 2014.

•	Baxalta also has a manufacturing and supply agreement with Sanquin Blood Supply Foundation of the Netherlands (Sanquin), and in 2015 Sanquin received European regulatory approval for processing plasma into bulk drug substance for HYQVIA and GAMMAGARD LIQUID.

Divestiture of Vaccines Business

In December 2014, Baxalta completed the divestiture of its commercial vaccines business and recorded an after-tax gain of $417 million. During 2015, Baxalta recorded additional net after-tax gains of $31 million resulting primarily from working capital adjustments and the sale of certain vaccines-related R&D programs. The operating results and gains from the divestitures of the vaccines business have been reflected as discontinued operations for all periods presented. Refer to Note 18 to Baxalta’s audited consolidated and combined financial statements contained in Exhibit 99.2 of the Current Report on Form 8-K filed by Shire on June 3, 2016 for additional information regarding the presentation of the vaccines business. Unless otherwise stated, financial results discussed herein reflect continuing operations.

Basis of Preparation in the Historical Financial Statements

The historical financial statements reflect the consolidated results of operations of Baxalta as an independent, publicly traded company beginning with the July 1, 2015 separation from Baxter. Prior to the separation, Baxalta did not operate as an independent, standalone company, but rather as a part of a larger group of companies controlled by Baxter. The historical financial statements for periods prior to July 1, 2015 reflect the combined results of operations of Baxalta as carved-out from the combined reporting entity of Baxter (carve-out financial statements). There are limitations inherent in the preparation of all carve-out financial statements due to the fact that Baxalta’s business was previously part of a larger organization. The basis of preparation included in the audited consolidated and combined financial statements provides a detailed description of the treatment of historical transactions in periods prior to the separation. During these periods, Baxalta’s net income was most notably impacted by the following consequences of carve-out accounting and the separation:

•	Baxter utilized a centralized treasury management system and neither cash nor debt was allocated to Baxalta in the carve-out financial statements. In connection with the separation, the capital structures of both companies were re-aligned, resulting in Baxalta incurring its own debt and having adequate cash to fund its operations. The indebtedness has caused Baxalta to record interest expense beginning in June 2015. The results of operations of Baxalta did not include a significant amount of interest expense prior to June 2015. Any additional borrowings entered into in the future will further increase interest expense.

•	Additionally, as foreign currency risk was also hedged through the centralized treasury management system prior to separation, Baxalta was not allocated gains or losses related to foreign currency exposures on balance sheet positions in the carve-out financial statements. Following the separation, Baxalta managed its foreign currency risk through various hedging activities and recognized gains or losses related to foreign currency exposures on balance sheet positions through other (income) expense, net.

•	Prior to the separation, the combined statements of income included an allocation to Baxalta from Baxter for the services provided by various Baxter functions including, but not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. The amounts of these allocations may not necessarily be indicative of the similar costs Baxalta incurred as an independent, standalone company. The total amount allocated to Baxalta from Baxter was $284 million during the six months ended June 30, 2015 and $538 million, $596 million and $594 million during the years ended December 31, 2014, 2013 and 2012, respectively.

•	Baxalta has incurred certain separation costs, which are primarily associated with the design and establishment of Baxalta as a standalone public company. Included in results of operations are separation costs of $221 million and $56 million during the years ended December 31, 2015 and 2014, respectively. Additional separation costs may be incurred in future periods, certain of which may be capitalized in relation to operating infrastructure, such as information technology.

•	Income tax expense was computed on a separate company basis, as if operated as a standalone entity, a separate entity, or a separate consolidated group in each material jurisdiction in which Baxalta operates. Income tax expense included in the combined financial statements prior to the separation may not be indicative of Baxalta’s future expected tax rate.

•	Concurrent with the separation, Baxalta entered into a manufacturing and supply agreement (MSA) with Baxter whereby Baxalta and Baxter produce certain products for one another at agreed upon terms. The MSA results in changes to both sales and cost of goods sold in periods after the separation because products were transferred at cost between Baxter and the businesses that comprised Baxalta prior to the separation.

Results of Operations

Special Items

The following table provides a summary of Baxalta’s special items and the related impact by line item on Baxalta’s results of operations for the three years ended December 31, 2015, 2014 and 2013.

	Years ended December 31,
	2015		2014		2013
	(in millions)
Gross Margin(1)
Intangible asset amortization expense	$(64)		$(16)		$(16)
Separation costs	(20)		—		—
Business optimization items(2)	—		(1)		(5)
Total Special Items	$(84)		$(17)		$(21)
Impact on Gross Margin Ratio	(1.4	pts)	(0.3	pts)	(0.4	pts)
Selling, General and Administrative Expenses(1)
Separation costs	$186		$43		$—
Business development items	16		—		—
Plasma related litigation	—		(10)		84
Business optimization items(2)	1		—		16
Branded Prescription Drug Fee	—		26		—
Turkey VAT charge	—		—		8
Total Special Items	$203		$59		$108
Impact on Selling, General and Administrative Expense Ratio	3.3	pts	1.0	pts	1.9	pts
Research and Development Expenses(1)
Upfront and milestone payments to collaboration partners	$390		$217		$78
Impairment charges and adjustments	81		—		—
Separation costs	15		13		—
Business optimization items(2)	(9)		21		24
Total Special Items	$477		$251		$102
Other (Income) Expense, Net(1)
Other-than-temporary impairment charge	$—		$45		$—
Currency-related item	25		—		—
Business development items	(4)		—		—
Change in fair value of contingent payment liabilities	(97)		124		18
Total Special Items	$(76)		$169		$18
Income Tax Expense(1)
Impact of special items	$(156)		$(97)		$(105)
Impact on Effective Tax Rate	(0.1	pts)	0.7	pts	(2.9	pts)
Total Special Items, net of tax	$532		$399		$144

(1)	For gross margin, a number in parentheses represents an expense to Baxalta, whereas in all other categories a number in parentheses represents a benefit.

(2)	Includes a portion allocated from Baxter related to shared activities or functions.

Management believed that providing the separate impact of the above items on Baxalta’s results presented in accordance with generally accepted accounting principles in the United States, which is referred to as GAAP, results, when used in conjunction with the results presented in accordance with GAAP, can facilitate an additional analysis of Baxalta’s results of operations, particularly in evaluating performance from one period to another. In periods prior to the separation, the special items identified above reflected the portions of special items reported by Baxter that were attributable to Baxalta.

 Intangible Amortization Expense

Intangible asset amortization expense, which includes amortization of an inventory fair value step-up during the year ended December 31, 2015 related to the acquisition of ONCASPAR, is identified as a special item to facilitate an evaluation of current and past operating performance, particularly in terms of cash returns, and is similar to how management internally assessed performance.

Additional items as described below are identified as special items because they are highly variable, difficult to predict, and of a size that may have substantially impacted Baxalta’s reported operations for a period.

Upfront and Milestone Payments to Collaboration Partners

Upfront and milestone payments related to collaborations that have been expensed as R&D are uncertain and often result in a different payment and expense recognition pattern than internal R&D activities and therefore are typically treated as special items. Refer to the “Research and Development Expenses” section below for additional information regarding Baxalta’s upfront and milestone payments to collaboration partners.

Business Optimization Items

Baxalta participated in business optimization plans initiated by Baxter prior to the separation, which were in an effort to streamline international operations, rationalize manufacturing facilities, enhance general and administrative infrastructure and re-align certain R&D activities and programs. Baxalta’s results for the periods presented above were impacted by charges associated with these plans, as well as benefits from adjustments to business optimization charge estimates. The amount of business optimization charges or benefits incurred during the current and prior year periods and the impacted statement of income line items are presented in the table above.

The net benefit or charge in periods prior to the separation included a portion allocated from Baxter related to shared functions or activities.

Separation Costs

During 2015 and 2014, Baxalta incurred costs to separate from Baxter and establish Baxalta as an independent, standalone public company. The amount of separation costs incurred during the current and prior year periods and the impacted statement of income line items are presented in the table above.

Plasma Related Litigation

During 2013, Baxalta recorded legal related charges in selling, general and administrative expenses of $84 million for class-action litigation associated with pricing of plasma-derived therapies, $10 million of which was reversed during 2014 following the settlement of the plasma related litigation.

Change in Fair Value of Contingent Payment Liabilities

Baxalta recorded gains and losses in other (income) expense, net from changes in the fair value of contingent payment liabilities associated with previously completed business combinations. Significant changes in fair value are generally driven by changes in the estimated probability of achieving milestones or estimated product sales projections. Gains and losses during the periods presented above primarily include the following:

•	Gain of $66 million during 2015 associated with the 2014 acquisition of AesRx, LLC (AesRx).

•	Gain of $33 million during 2015 and losses of $124 million and $18 million during 2014 and 2013, respectively, associated with the 2013 acquisition of OBIZUR and related assets from Inspiration BioPharmaceuticals, Inc. and Ipsen Pharma S.A.S. (Inspiration / Ipsen).

Other Special Items Impacting 2015

•	Baxalta recorded $81 million of impairment charges within R&D expenses primarily resulting from a decrease in the fair value of in-process R&D (IPR&D) acquired as part of the 2014 acquisition of AesRx. The fair value decreased as a result of Baxalta’s decision in 2015 not to pursue further development activities related to the acquired project.

•	Baxalta incurred $12 million of non-recurring net business development expenses primarily associated with the acquisition of the ONCASPAR business from Sigma-Tau within selling, general and administrative expenses and other (income) expense, net.

•	Baxalta incurred $25 million of unrealized foreign currency losses in other (income) expense, net during the fourth quarter of 2015 following an announcement in December by the Argentine government lifting currency controls, resulting in the Argentine Peso devaluing nearly 30% in one day.

Other Special Items Impacting 2014

•	During 2014, selling, general and administrative expenses included a charge of $26 million to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued by the Internal Revenue Service.

Other Special Items Impacting 2013

•	During 2013, selling, general and administrative expenses included an $8 million charge related to VAT matters in Turkey.

Special Items Impacting Income Tax Expense

Income tax expense in all periods included the net tax benefit from the special pre-tax items discussed above. In addition, income tax expense in 2013 included a benefit of $34 million related to the reversal of accruals for uncertain tax positions in Switzerland.

Net Sales

				Percent change
				At actual currency rates		At constant currency rates
	Years ended December 31,
	2015	2014	2013	2015	2014	2015	2014
	(in millions)
United States	$3,315	$3,016	$2,861	10%	5%	10%	5%
International	2,833	2,936	2,694	(4)%	9%	13%	11%
Total net sales	$6,148	$5,952	$5,555	3%	7%	11%	8%

Foreign currency unfavorably impacted the net sales growth rate by 8 and 1 percentage points in 2015 and 2014, respectively, principally due to the strengthening of the U.S. dollar relative to the Euro, Russian Ruble and Japanese Yen.

The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year’s foreign exchange rates. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and the current period. Baxalta believed that the non-GAAP measure of change in net sales at constant currency rates, when used in conjunction with the GAAP measure of change in net sales at actual currency rates, facilitated an additional analysis of Baxalta’s results of operations, particularly in evaluating performance from one period to another.

The tables below present sales results for Baxalta’s product categories. The commentary beneath discusses growth drivers at constant currency rates.

Hematology

				Percent change
				At actual currency rates		At constant currency rates
	Years ended December 31,
	2015	2014	2013	2015	2014	2015	2014
	(in millions)
Hemophilia
United States	$1,339	$1,281	$1,216	5%	5%	5%	5%
International	1,501	1,703	1,570	(12)%	8%	4%	11%
Total	$2,840	$2,984	$2,786	(5)%	7%	4%	8%
Inhibitor Therapies
United States	$295	$219	$194	35%	13%	35%	13%
International	492	525	457	(6)%	15%	9%	16%
Total	$787	$744	$651	6%	14%	16%	15%
Total Hematology	$3,627	$3,728	$3,437	(3)%	8%	7%	10%

Hemophilia includes sales of recombinant and plasma-derived hemophilia products (primarily factor VIII and factor IX).

Net sales growth in 2015 and 2014 was the result of strong global demand for recombinant factor VIII therapies, including ADVATE.

•	In the United States, recombinant factor VIII sales growth in 2015 was driven by increased volumes and modest pricing improvements. Volume growth was driven by increased prophylactic use and the launch of ADYNOVATE, Baxalta’s extended half-life factor VIII treatment for hemophilia that was approved in the United States in November 2015. Baxalta experienced modest market share loss due to entrance of new competition which partially offset the above factors. U.S. sales growth in 2014 was driven primarily by increased volumes.

•	Internationally, growth in both periods was driven by penetration into certain markets, including increased ADVATE shipments to Brazil as part of Baxalta’s partnership with Hemobrás, particularly in 2014 compared to 2013.

•	Globally, recombinant factor VIII therapies contributed approximately 4 and 7 percentage points to the Hemophilia product category’s net sales growth rate for 2015 and 2014, respectively.

The launch and growth of RIXUBIS, which was first introduced in the U.S. market in 2013 and certain other markets beginning in 2015, contributed approximately 1 percentage point to the Hemophilia net sales growth rate in both 2015 and 2014.

Inhibitor Therapies include sales of Baxalta’s products to treat patients with congenital hemophilia A or B who have developed inhibitors, as well as patients that have developed acquired hemophilia A due to an inhibitor.

Growth in net sales during 2015 and 2014 was driven by strong global sales of Baxalta’s plasma-based inhibitor bypass therapy, FEIBA. Globally, FEIBA contributed approximately 12 and 15 percentage points to the Inhibitor Therapies net sales growth rate in 2015 and 2014, respectively.

•	In the United States, strong FEIBA growth in both periods was driven by increased volume associated with advancement in prophylactic use, with modest pricing improvements also benefitting 2015 net sales growth.

•	Internationally, FEIBA growth in both periods resulted from expanded use and enhanced penetration into new and existing markets.

Net sales growth for Inhibitor Therapies in 2015 also reflected a modest impact from the U.S. launch of OBIZUR in late 2014, a recombinant porcine factor VIII therapy for the treatment of acquired hemophilia A.

Immunology

				Percent change
				At actual currency rates		At constant currency rates
	Years ended December 31,
	2015	2014	2013	2015	2014	2015	2014
	(in millions)
Immunoglobulin Therapies
United States	$1,350	$1,272	$1,228	6%	4%	6%	4%
International	400	405	388	(1)%	4%	17%	7%
Total	$1,750	$1,677	$1,616	4%	4%	9%	5%
BioTherapeutics
United States	$258	$244	$223	6%	9%	6%	9%
International	426	303	279	41%	9%	56%	10%
Total	$684	$547	$502	25%	9%	34%	10%
Total Immunology	$2,434	$2,224	$2,118	9%	5%	15%	6%

Immunoglobulin Therapies includes sales of Baxalta’s antibody-replacement immunoglobulin therapies.

Net sales growth during 2015 and 2014 was driven by increased global demand for immunoglobulin therapies, including GAMMAGARD LIQUID and HYQVIA.

•	Baxalta launched HYQVIA, a differentiated immunoglobulin therapy for patients with primary immunodeficiency, in the United States during the second half of 2014 and in certain European markets beginning in the second half of 2013, which contributed to the product category’s net sales growth rate in both periods.

BioTherapeutics includes sales of Baxalta’s plasma-based therapies to treat alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute blood-related conditions, as well as revenue from manufacturing and supply arrangements.

Net sales growth in 2015 was primarily impacted by:

•	Revenues related to the MSA with Baxter of $71 million in 2015, which contributed approximately 13 percentage points to the BioTherapeutics net sales growth rate. In connection with the separation, Baxalta and Baxter entered into the MSA whereby Baxalta manufactures and sells certain products and materials to Baxter. Baxalta began recording revenues associated with the MSA with Baxter during 2015, which are reported in international sales.

•	Increased sales of albumin products, which contributed approximately 11 points to the product category’s net sales growth rate, driven by increased volumes in the United States and China.

•	Benefit from revenues recorded from a contract manufacturing agreement related to the divested commercial vaccines business, which are reported in international sales.

Net sales growth in 2014 was primarily driven by increased demand for albumin products within the United States and several emerging markets, partially offset by lower albumin sales in China due to licensure delays that impacted shipments in the first half of 2014. Globally, albumin products contributed 10 percentage points to the BioTherapeutics net sales growth rate in 2014.

Oncology

				Percent change
				At actual currency rates		At constant currency rates
	Years ended December 31,
	2015	2014	2013	2015	2014	2015	2014
	(in millions)
Oncology
United States	$73	$—	$—	N/M	N/M	N/M	N/M
International	14	—	—	N/M	N/M	N/M	N/M
Total Oncology	$87	$—	$—	N/M	N/M	N/M	N/M

N/M—not meaningful

Oncology includes sales of Baxalta’s therapies to treat patients with cancer. Baxalta began reporting Oncology revenues during 2015 following the acquisition of the ONCASPAR business, which Baxalta completed in July 2015. ONCASPAR is a first-line biologic used as part of a chemotherapy regimen to treat patients with acute lymphoblastic leukemia.

Gross Margin and Selling, General and Administrative Expenses

				Percent Change
	Years ended December 31,
	2015	2014	2013	2015	2014
	(as a percent of net sales)
Gross margin	61.2%	59.0%	58.1%	2.2 pts	0.9	pts
Selling, general and administrative expenses	23.5%	17.7%	18.3%	5.8 pts	(0.6	pts)

Gross Margin

The special items identified above had an unfavorable impact of 1.4, 0.3 and 0.4 percentage points on the gross margin percentage during 2015, 2014 and 2013, respectively. Refer to the “Special Items” caption above for additional details.

Excluding the impact of special items, gross margin in 2015 reflects a favorable impact from foreign currency exchange rate fluctuations and hedging activities, benefits from increased sales of higher-margin products such as ADVATE and FEIBA, and a favorable contribution from ONCASPAR sales. Partially offsetting the above factors was the impact of lower-margin revenues recorded in 2015 associated with the MSA with Baxter.

In 2014 as compared to 2013, gross margin percentage improved primarily due to growth in higher margin products such as ADVATE and FEIBA and lower pension expense allocated from Baxter, partially offset by an unfavorable impact from foreign currency exchange rate fluctuations.

Selling, General and Administrative Expenses

Following the July 1, 2015 separation from Baxter, the composition of Baxalta’s selling, general and administrative expenses changed. Baxalta no longer received a significant allocation of costs from Baxter associated with certain corporate or other functions, and instead incurred costs associated with operating as a standalone public company, including expenses associated with certain separation-related agreements entered into with Baxter. Refer to Note 17 to Baxalta’s audited consolidated and combined financial statements contained in Exhibit 99.2 of the Current Report on Form 8-K filed by Shire on June 3, 2016 for further information regarding the separation-related agreements.

The special items identified above had an unfavorable impact of 3.3, 1.0 and 1.9 percentage points on the selling, general and administrative expense ratio during 2015, 2014 and 2013, respectively.

In addition to the impact of special items, 2015 was impacted by additional costs associated with operating as a standalone public company, including expenses related to the transition services agreement with Baxter, which in aggregate exceeded allocated costs from Baxter during the prior year period. In addition, Baxalta’s selling, general and administrative expense ratio in 2015 was unfavorably impacted by costs supporting Baxalta’s emerging oncology business, an increase in investments related to new product launches, including for the ADYNOVATE launch, launch excellence initiatives and other investments supporting expansion of Baxalta’s commercial and international operations.

In 2014 as compared to 2013, excluding the impact of special items, the selling, general and administrative expense ratio increased primarily due to select investments and spending on marketing and promotional programs for new launches and initiatives partially offset by leverage from higher sales, savings from business optimization initiatives and lower pension expense allocated from Baxter.

Business Optimization Items

Baxalta has participated in business optimization plans initiated by Baxter prior to the separation, which were in an effort to streamline international operations, rationalize manufacturing facilities, enhance general and administrative infrastructure and re-align or cancel certain R&D activities and programs. The related net charges or benefits in 2015, 2014 and 2013 are presented above under the heading “Special Items.” Baxalta estimated that it has fully realized savings associated with past initiatives and it did not implement significant new business optimization plans following its separation from Baxter. Refer to Note 7 to Baxalta’s audited consolidated and combined financial statements contained in Exhibit 99.2 of the Current Report on Form 8-K filed by Shire on June 3, 2016 for further information regarding business optimization items.

Research and Development Expenses

				Percent change
	Years ended December 31,
	2015	2014	2013	2015		2014
	(in millions)
Discovery, clinical and lifecycle management	$425	$340	$289	25%		18%
Upfront and milestone payments to collaboration partners	390	217	78	80%		178%
Other research and development expenses	361	263	228	37%		15%
Total research and development expenses	$1,176	$820	$595	43%		38%
R&D expense as a % of sales	19.1%	13.8%	10.7%	5.3	pts	3.1	pts

Discovery, clinical and lifecycle management expenses consist of costs supporting specific R&D projects, including those in the exploratory or preclinical phase, those in early-or late-stage clinical trials, as well as those pending regulatory approval or supporting development of products that have already obtained regulatory approval.

The growth in discovery, clinical and lifecycle management R&D expenses in 2015 as compared to 2014 was impacted by the following:

•	Increased development costs supporting oncology programs, including nal-IRI for the treatment of metastatic pancreatic cancer, and pacritinib for the treatment of myelofibrosis;

•	Increased investments in research projects related to the development and manufacture of hemophilia treatments, including gene therapy development.

•	Increased costs supporting development of treatments using immunoglobulin therapies.

•	An agreement with SFJ Pharmaceuticals Group (SFJ) that Baxalta entered into in 2015 for the reimbursement of certain biosimilar development costs, which resulted in less R&D expenses for Baxalta in 2015 compared to 2014. Biosimilar development costs in 2015 funded by SFJ were $58 million.

•	Partial offset from the impact of foreign currency fluctuations, including strengthening of the U.S. dollar relative to the Euro in 2015 as compared to 2014.

The growth in discovery, clinical and lifecycle management R&D expenses in 2014 as compared to 2013 included the following:

•	Increased expenses supporting the development of ADYNOVATE, which was submitted for U.S. regulatory approval in December 2014 and launched in November 2015.

•	Increased investments related to biosimilar development.

•	Partial offset for lower expenses associated with Baxalta’s Alzheimer’s program, which was suspended in 2013 following a Phase III trial that did not meet its primary endpoint.

Upfront and milestone payments to collaboration partners during 2015 included an accrued expense of $175 million for an upfront payment to Symphogen related to the development of early-stage immuno-oncology therapies, as well as milestone payments totaling $215 million. Milestone payments included payments to Merrimack related to the development of nal-IRI, a pancreatic cancer drug, Coherus related to the development of a biosimilar to ENBREL® (etanercept), and CTI BioPharma Corp. (CTI BioPharma) related to the development of pacritinib.

Upfront and milestone payments to collaboration partners during 2014 included an upfront payment of $100 million to Merrimack and milestone payments totaling $117 million primarily to Coherus, CTI BioPharma and Momenta for the development of biosimilars.

Upfront and milestone payments to collaboration partners in 2013 included payments totaling $78 million to Coherus and CTI BioPharma.

Other research and development expenses include costs not directly attributable to individual projects and include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects, as well as special items such as impairment charges, business optimization items and separation costs. The following special items were reported in other research and development expenses during the periods presented above:

•	IPR&D impairment charge of $81 million during 2015, primarily related to IPR&D acquired in the 2014 acquisition of AesRx.

•	Business optimization items consisting of a $9 million benefit during 2015 and net charges of $21 million and $24 million during 2014 and 2013, respectively.

•	Separation costs of $15 million and $13 million during 2015 and 2014, respectively.

Excluding the impact of the special items described above, other R&D expenses increased 20% during 2015 and 12% during 2014, primarily due to investments in infrastructure to support a standalone R&D function and several key projects in Baxalta’s R&D pipeline, as well as increased expenses related to medical affairs.

Net Interest Expense

On June 23, 2015, Baxalta issued debt directly attributable to its business and began recording interest expense. Net interest expense during 2015 of $48 million primarily reflects interest expense associated with the June 2015 debt issuance and is net of portions capitalized, amortization of deferred hedging gains and losses, and interest income. The June 2015 debt issuance is further discussed in the “Liquidity and Capital Resources” section below.

Prior to the June 2015 debt issuance, Baxter’s third-party debt and the related interest expense were not allocated to Baxalta as Baxalta was not the legal obligor of the debt and Baxter borrowings were not directly attributable to Baxalta’s business.

Other (Income) Expense, Net

During 2015, other (income) expense, net was $102 million of income and consisted primarily of the following items:

•	Gains of $97 million, a special item, due to adjustments in the fair value of contingent payment liabilities associated primarily with the 2014 acquisition of AesRx and the 2013 acquisition of Chatham.

•	Gains from the sale of investments and equity method income totaling $31 million.

•	Unrealized foreign currency losses of $25 million following an announcement from the Argentine government lifting currency controls, resulting in the Argentine Peso devaluing nearly 30% in one day, a special item.

•	Other-than-temporary impairment charges of $14 million due to the duration of declines in fair value of three of Baxalta’s investments.

During 2014, other (income) expense, net was $104 million of expense and consisted primarily of the following items:

•	Loss of $124 million, a special item, resulting from an increase in the fair value of a contingent payment liability associated with the acquisition of OBIZUR and related assets from Inspiration / Ipsen.

•	Other-than-temporary impairment charge of $45 million, a special item, to write-down Baxalta’s investment in the common stock of Onconova to its fair value.

•	Income from equity method investments of $64 million which primarily represented distributions from funds that sold portfolio companies as well as gains from the sale of certain investments.

During 2013, other (income) expense, net was $1 million of expense and consisted primarily of the following items:

•	Income from equity method investments of $23 million.

•	Loss of $18 million, a special item, resulting from an increase in the fair value of a contingent payment liability associated with the acquisition of OBIZUR and related assets from Inspiration / Ipsen.

Income Taxes

Effective Income Tax Rate

The effective income tax rate for continuing operations was 22.5% in 2015, 22.6% in 2014 and 20.1% in 2013. Baxalta’s effective income tax rate differs from the U.S. federal statutory rate each year due to state and local taxes, certain operations that are subject to tax incentives and foreign taxes that are different from the U.S. federal statutory rate.

The average foreign effective tax rate on international pre-tax income was 9.0%, 5.4% and 5.3% for 2015, 2014 and 2013, respectively. Baxalta’s average foreign effective tax rate was lower than the U.S. federal statutory rate as a result of tax incentives in jurisdictions outside of the United States, as well as foreign earnings in tax jurisdictions with lower statutory rates than the United States. In addition, the effective tax rate can be affected each period by discrete factors and events. Refer to Note 14 to Baxalta’s audited consolidated and combined financial statements contained in Exhibit 99.2 of the Current Report on Form 8-K filed by Shire on June 3, 2016 for further information regarding Baxalta’s income taxes.

The effective income tax rate in 2015 was comparable to the effective tax rate in 2014. The impact of an increase in charges related to the separation that were deductible at tax rates higher than the effective rate and a decrease in the non-deductible charge for the Branded Prescription Drug Fee were largely offset by an increase in charges associated with upfront and milestone payments made to collaboration partners that were deductible at tax rates lower than the effective tax rate.

The effective income tax rate in 2014 increased as compared to 2013 primarily due to an increase in Baxalta’s Branded Prescription Drug Fee, which is not deductible for federal income tax purposes, a change to the earnings mix from lower tax to higher tax rate jurisdictions and a reduction in reversals of reserves for uncertain tax position benefits.

Liquidity and Capital Resources

Financial Condition

The following table summarizes components of Baxalta’s financial condition as of December 31, 2015 and 2014:

	As of December 31,
	2015	2014
	(in millions)
Cash and equivalents	$1,001	$—
Current assets (including cash and equivalents)	$4,708	$3,093
Current liabilities	1,911	1,640
Working capital	$2,797	$1,453
Current maturities of long-term debt and capital lease obligations	$3	$—
Long-term debt and capital lease obligations	5,265	275
Total debt and capital lease obligations	$5,268	$275

Cash and Equivalents

Baxalta’s investment policy allowed it to invest its cash in highly-liquid investment vehicles, including institutional money market funds, certificates of deposits or time deposit accounts.

Prior to the separation, Baxalta participated in Baxter’s centralized treasury management system, which included centralized cash pooling and overall financing arrangements. At December 31, 2014, Baxalta did not report cash and equivalents on its balance sheet due to its participation in Baxter’s centralized treasury management system.

Working Capital

Baxalta’s working capital is calculated as current assets, including cash and equivalents, less current liabilities. The increase in working capital is driven by $1.0 billion of cash and equivalents as of December 31, 2015, compared to zero cash and equivalents in working capital as of December 31, 2014 due to Baxalta’s participation in Baxter’s centralized treasury management system prior to the separation. Refer to the discussions below under the heading “Historical Cash Flow Trends” for information regarding changes in Baxalta’s cash and equivalents.

Excluding cash and equivalents, Baxalta’s working capital as of December 31, 2015 of $1.8 billion increased compared to $1.5 billion as of December 31, 2014, driven by the following factors:

•	Increases in inventory and receivables (including due from Baxter) due to growth in Baxalta’s commercial operations.

•	Decrease in income tax payables due largely to the basis of preparation included in the carve-out financial statements, as further discussed in the “Historical Cash Flow Trends” section below.

Partially offsetting the factors above was an increase in accounts payable and other accrued liabilities, including a $175 million accrual for an upfront collaboration payment made to Symphogen in January 2016.

Debt and Capital Lease Obligations

Senior Notes

On June 23, 2015, Baxalta issued senior notes with a total aggregate principal amount of $5 billion. Baxalta used the net proceeds to make a cash distribution of $4 billion to Baxter as partial consideration for the contribution of net assets to Baxalta in connection with the separation, and the remainder has been or was intended to be used for general corporate purposes, including funding of acquisitions. The $4 billion cash distribution to Baxter was made on June 23, 2015. The $5 billion in senior notes consist of the following tranches:

•	$375 million aggregate principal of senior notes bearing a floating coupon rate of three-month LIBOR plus 0.780% and maturing in June 2018.

•	$375 million aggregate principal of senior notes bearing a fixed coupon rate of 2.000% and maturing in June 2018.

•	$1.0 billion aggregate principal of senior notes bearing a fixed coupon rate of 2.875% and maturing in June 2020.

•	$500 million aggregate principal of senior notes bearing a fixed coupon rate of 3.600% and maturing in June 2022.

•	$1.75 billion aggregate principal of senior notes bearing a fixed coupon rate of 4.000% and maturing in June of 2025.

•	$1.0 billion aggregate principal of senior notes bearing a fixed coupon rate of 5.250% and maturing June 2045.

Refer to Note 9 to Baxalta’s audited consolidated and combined financial statements contained in Exhibit 99.2 of the Current Report on Form 8-K filed by Shire on June 3, 2016 for information regarding interest rate derivative contracts Baxalta has entered into related to the senior notes.

Prior to the June 2015 debt issuance, no debt was allocated to Baxalta because Baxalta was not the legal obligor of the debt and the borrowings were not directly attributable to Baxalta’s business.

Capital Lease Obligations

Baxalta leases certain facilities under capital leases. During 2014, Baxalta entered into a leasing arrangement for a new global innovation center in Cambridge, Massachusetts and recorded a capital lease obligation of $263 million. During 2015, Baxalta entered into a leasing arrangement for its corporate headquarters in Bannockburn, Illinois and recorded a capital lease obligation of $41 million. As of December 31, 2015 and 2014, Baxalta’s total capital lease obligations, including current portion, were $319 million and $275 million, respectively.

Sources and Uses of Cash

Refer to the “Historical Cash Flow Trends” section below for further discussion of Baxalta’s cash flows during the years ended December 31, 2015, 2014 and 2013.

Dividends and Share Repurchase Authorization

On July 28, 2015, the Baxalta board declared a quarterly cash dividend of $0.07 per share of common stock, which was paid on October 1, 2015 to shareholders of record as of the close of business on September 4, 2015. On November 28, 2015, the Baxalta board declared a quarterly cash dividend of $0.07 per share of common stock, which was paid on January 4, 2016, to shareholders of record as of the close of business on December 17, 2015. On February 23, 2016, the Baxalta board declared a quarterly cash dividend of $0.07 per share of common stock, which is payable on April 1, 2016 to shareholders of record as of the close of business on March 10, 2016. Pursuant to the merger agreement with Shire, Baxalta was prohibited from declaring a quarterly dividend in excess of $0.07 per share.

On July 28, 2015, the Baxalta board approved a share repurchase authorization which allowed Baxalta to repurchase up to $1 billion of its common stock. Baxalta did not repurchase any of its common stock during 2015, and pursuant to the merger agreement with Shire, Baxalta was not permitted to repurchase or otherwise acquire its own common stock.

Historical Cash Flow Trends

Baxalta’s historical cash flows reflect both continuing and discontinued operations.

	Years ended December 31,
	2015	2014	2013
	(in millions)
Net cash provided from operations	$799	$1,373	$1,548
Net cash used for investing activities	(2,293)	(501)	(977)
Net cash provided from (used for) financing activities	2,492	(872)	(571)
Effect of foreign exchange rate changes on cash and equivalents	3	—	—
Change in cash and equivalents	$1,001	$—	$—

Net Cash Provided From Operations

The decrease in net cash provided by operations during 2015 as compared to the prior year was driven by lower net income excluding certain non-cash charges and gains. Sales growth and the resulting growth in gross profit was more than offset by increased expenses, including from separation costs and increased investments in the R&D pipeline. Also contributing to the decrease in net cash provided from operations was an increase in certain working capital items, including accounts receivables and inventories, as Baxalta supported growth in its commercial operations. The basis of preparation of the carve-out financial statements also unfavorably impacted the change in operating cash flows:

•	Baxalta’s 2015 net cash provided from operations reflects an annual settlement of Baxalta’s current income tax payable account on January 1, 2015 of $356 million and an additional $119 million paid to taxing authorities as a stand-alone company in the second half of the year.

•	Baxalta also incurred operating cash outflows associated with interest expense in 2015 which compares to no interest payments in 2014.

Baxalta’s net cash provided from operations for the second half of 2015 (period following the separation) was $608 million, which reflected growth as compared to net cash provided by operations of $191 million during the first six months of 2015 (period before the separation). The growth was driven in part by:

•	The basis of preparation of the carve-out financial statements in periods prior to the separation regarding the current income tax payable, as described above, resulting in higher outflows in the first half of 2015 as compared to the second half.

•	Lower cash outflows associated with working capital, including the impact of the annual settlement of certain incentive compensation programs during the first half of the year.

Net cash provided by operations decreased in 2014 as compared to 2013 as the impact of sales growth was more than offset by an increase in tax-related items, increased payments to collaboration partners upon the achievement of R&D related milestones and the settlement of Baxalta’s plasma-related litigation.

Net Cash Used For Investing Activities

Baxalta’s net cash used for investing activities increased in 2015 as compared to 2014 due primarily to increased cash outflows for acquisitions and a 2014 cash inflow of $640 million from the sale of the commercial vaccines business. The divestiture of the commercial vaccines business drove the decrease in 2014 as compared to 2013.

Cash outflows for acquisitions, net of cash acquired during 2015, 2014 and 2013 were $1.2 billion, $185 million and $111 million, respectively. During 2015, cash outflows for acquisitions, net of cash acquired included $890 million for the acquisition of the ONCASPAR business from Sigma-Tau and $228 million for the acquisition of SuppreMol, a privately held biopharmaceuticals company based in Germany. During 2014, cash outflows for acquisitions, net of cash acquired included $100 million for an upfront collaboration payment to Merrimack and $70 million and $15 million for the acquisitions of Chatham and AesRx, respectively. During 2013, cash outflows for acquisitions, net of cash acquired, included $51 million for the acquisition of OBIZUR and related assets from Inspiration / Ipsen, $30 million for an upfront collaboration payment to Coherus and $30 million for an upfront collaboration payment to CTI BioPharma.

Capital expenditures during 2015, 2014 and 2013 were $1.2 billion, $970 million and $797 million, respectively. The increase in capital expenditures in 2015 compared to 2014 was driven by several projects aimed at improving manufacturing capacity for Baxalta’s products, including increased expenditures associated with the construction of the Covington, Georgia manufacturing facility. A significant portion of the construction has been completed as of December 31, 2015. The increase in 2015 was also driven by expenditures related to Baxalta’s corporate headquarters in Bannockburn, Illinois and its global innovation center located in Cambridge, Massachusetts. In 2014 as compared to 2013, capital expenditures associated with the Covington, Georgia facility primarily drove the increase.

Net Cash Provided From (Used For) Financing Activities

Proceeds from the issuance of long-term debt totaled $4.9 billion during 2015 and reflected cash inflows from the debt issuance described above, and were net of a debt discount and deferred issuance costs totaling $59 million. Baxalta also reported proceeds and excess tax benefits from share-based payments under employee benefit plans of $64 million and dividend payments of $47 million during 2015.

Other cash provided from or used for financing activities during the periods presented above primarily reflected net cash outflows from transactions with Baxter, which were $2.5 billion, $856 million and $571 million during 2015, 2014 and 2013, respectively. The net transactions with Baxter during 2015 included a $4 billion cash distribution to Baxter as partial consideration for the contribution of assets to Baxalta from Baxter in connection with the separation and cash contributions received from Baxter in connection with the formation of Baxalta legal entities. As of July 1, 2015, outstanding preseparation receivables and payables with Baxter were reclassified from net parent company investment to due to or from Baxter in the consolidated balance sheet. The settlement of these outstanding pre-separation receivables and payables with Baxter are reported in financing activities in periods following the separation because an operating cash flow associated with these transactions would have already been reported prior to the separation.

Concentration of Credit Risk

Baxalta engages in business with foreign governments in certain countries that have experienced deterioration in credit and economic conditions, including Greece, Spain, Portugal, Italy and Brazil. As of December 31, 2015, Baxalta’s net accounts receivable from the public sector in Greece, Spain, Portugal and Italy totaled $80 million, of which Greece receivables represented an immaterial balance. Baxalta also has significant accounts receivable related to its Hemobrás partnership in Brazil totaling $207 million at December 31, 2015.

Global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. While Baxalta believed that its allowance for doubtful accounts as of December 31, 2015 was adequate, future governmental actions and customer-specific factors may require the re-evaluation of the collectability of its receivables and Baxalta could potentially incur additional credit losses that materially impact its results of operations.

Off-Balance Sheet Arrangements

Baxalta’s significant off-balance sheet arrangements and contingencies are discussed in the consolidated and combined financial statements in Baxalta’s audited consolidated and combined financial statements. Refer to Note 5, Note 11 and Note 16 to Baxalta’s audited consolidated and combined financial statements contained in Exhibit 99.2 of the Current Report on Form 8-K filed by Shire on June 3, 2016 for information regarding collaboration agreements, indemnifications and legal contingencies.